Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2016 Results

NEWARK, NJ — March 8, 2017: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported fourth quarter 2016 revenue of $51.5 million and a net loss attributable to common stockholders of $1.2 million -- $0.05 per basic and diluted share. For the full year 2016, Genie Energy reported revenue of $212.1 million and a net loss attributable to common stockholders of $26.0 million -- $1.14 per basic and diluted share.

HIGHLIGHTS

■	Genie Energy's Board of Directors has increased the quarterly dividend on Genie Energy's Class A and Class B common stock by 25% and declared a 4Q16 dividend of $0.075 to be paid on or about March 24, 2017. The Board also named Michael Stein as the company’s Chief Operating Officer.

■	Genie Retail Energy (GRE) generated $2.7 million in income from operations in 4Q16 compared to $0.9 million in the year ago quarter. Full year 2016 income from operations was $26.5 million compared to $11.1 million in 2015;

■	In November 2016, GRE acquired a privately held retail energy provider operating as Town Square Energy (TSE) for cash of $9.5 million plus $1.6 million for TSE’s net working capital.

●	TSE contributed approximately 51 thousand electric-only RCEs and 44 thousand electric meters at December 31, 2016, more than offsetting more modest organic declines in GRE’s RCEs and meters compared to September 30, 2016. Including TSE’s customer base, GRE added 42 thousand RCEs and 29 thousand net meters in the fourth quarter. For the full year 2016, Genie Retail Energy added 24 thousand RCEs and 20 thousand net meters served;

●	Including the acquisition of TSE, GRE expanded its geographic footprint to five new states during 2016– Ohio, New Hampshire, Rhode Island, Massachusetts and Connecticut.

●	In Israel, Genie Energy’s Afek subsidiary expects to spud the Ness 10 exploratory well in the Northern region of its license area later this month and complete the well during the second quarter. Afek’s exploratory license has been extended until April, 2018.

COMMENTS OF HOWARD JONAS, CHAIRMAN AND CEO OF GENIE ENERGY

“GRE racked up another strong quarter, including a significant expansion of its customer base and geographic footprint through the acquisition of Town Square Energy. GRE’s revenue, income from operations and Adjusted EBITDA all increased substantially compared to the year ago quarter. For the full year, GRE greatly improved its bottom line performance, generating $26.5 million in income from operations compared to $11.1 million in 2015. In Israel, our Afek Oil and Gas subsidiary will soon begin drilling an exploratory well in the northern portion of our license area where the geology may be more favorable to the development of mature hydrocarbons.

“Genie Energy’s Board of Directors has raised the quarterly dividend on our common stock to $0.075 in light of our retail energy business’s continued robust performance and positive outlook as well as the sharpened focus of our oil and gas exploration effort in northern Israel. These developments have enhanced our free cash flow generation and, in combination with our strong and liquid balance sheet, position us to return more cash to our stockholders even as we explore new growth opportunities.”

CONSOLIDATED RESULTS

$ in millions, except EPS	4Q16	3Q16	4Q15	4Q16-4Q15 Change (%/$)	Full Year 2016	Full Year 2015	Full Year Change (%/$)
Revenue**	$51.5	$57.2	$44.6	+15.6%	$212.1	$213.1	(0.4)%
Gross profit	$14.6	$20.2	$15.5	(6.2)%	$76.9	$66.6	+15.4%
Gross margin percentage	28.3%	35.4%	34.8%	(650) BP	36.3%	31.3%	+500 BP
SG&A expense (including stock-based compensation)	$14.7	$14.9	$17.0	(13.6)%	$61.6	$66.0	(7.2)%
Stock-based compensation	$1.3	$1.2	$1.2	+13.9%	$4.8	$5.2	(8.0)%
Research and development expense	$(0.5)	$0	$0.3	$(0.8)	$(0.3)	$2.0	$(2.3)
Exploration expense***	$1.6	$1.3	$2.2	(24.8)%	$6.1	$6.6	(7.5)%
Write-off of capitalized exploration costs	-	$41.0	-	-	$41.0	-	+$41.0
Loss from operations	$(1.3)	$(37.1)	$(4.2)	+$2.9	$(30.5)	$(8.3)	$(22.2)
Adjusted EBITDA*	$0.3	$5.2	$(3.0)	+$3.3	$14.7	$(2.7)	+$17.4
Net loss attributable to Genie Energy common stockholders	$(1.2)	$(32.5)	$(4.2)	+$3.0	$(26.0)	$(8.9)	$(17.1)
Basic and diluted loss per share attributable to Genie Energy common stockholders	$(0.05)	$(1.43)	$(0.19)	$0.14	$(1.14)	$(0.40)	$(0.74)
Net cash provided by (used in) operating activities	$3.9	$(1.7)	$(3.6)	+$7.5	$15.6	$(3.1)	+$18.7

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

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** Revenue and cost of revenue were adjusted for a correction in treatment of Gross Receipts Tax that was previously reported as a reduction in electricity revenue, in the amount of $0.7 million in 4Q15 and $2.9 million in the year ended December 31, 2015.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At December 31, 2016, Genie Energy had $121.8 million in total assets, including $47.1 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $41.9 million, and working capital (current assets less current liabilities) totaled $56.7 million.

Net cash provided by operating activities in 4Q16 was $3.9 million compared to net cash used in operating activities of $3.6 million in the year ago quarter. For the full year 2016, net cash provided by operating activities totaled $15.6 million compared to net cash used in operating activities of $3.1 million in 2015.

DIVIDEND ON GENIE ENERGY COMMON STOCK

On March 7, 2017, Genie Energy's Board of Directors declared a 4Q16 dividend of $0.075 for the holders of Class A and Class B common stock of record on March 20, 2017. The dividend will be paid on March 24, 2017. The ex-dividend date will be March 16, 2017. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY NAMES MICHAEL STEIN AS CHIEF OPERATING OFFICER

The Board of Directors of Genie Energy has appointed Michael Stein as the company’s Chief Operating Officer. In addition to his new responsibilities, Mr. Stein will continue to serve as Chief Executive Officer of Genie Retail Energy, a position he has held since May of 2015.

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RESULTS BY SEGMENT

$ in millions	4Q16	3Q16	4Q15	4Q16-4Q15 Change (%/$)	2016	2015
Genie Retail Energy
Total revenue**	$51.5	$57.2	$44.6	+15.6%	$212.1	$213.1
Electricity revenue**	$41.0	$55.1	$37.5	+9.4%	$179.5	$170.3
Natural gas revenue	$10.1	$1.8	$7.3	+38.3%	$31.0	$40.8
Other revenue	$0.4	$0.3	$(0.2)	+$0.6	$1.6	$2.0
Gross profit	$14.6	$20.2	$15.5	(6.2)%	$76.9	$66.6
Gross margin percentage	28.3%	35.4%	34.8%	(650) BP	36.3%	31.3%
SG&A expense	$11.8	$12.3	$14.6	(19.2)%	$50.4	$55.6
Income from operations	$2.7	$7.9	$0.9	+206.8%	$26.5	$11.1
Adjusted EBITDA*	$3.1	$8.0	$1.0	+207.6%	$27.3	$11.8

Afek
G&A expense	$0.3	$0.3	$0.2	+29.3%	$1.1	$0.8
Exploration expense***	$1.6	$1.3	$2.2	(24.8)%	$6.1	$6.6
Write-off of capitalized exploration costs	-	$41.0	-	-	$41.0	-
Loss from operations	$(2.0)	$(42.7)	$(2.4)	(17.3)%	$(48.3)	$(7.5)
Adjusted EBITDA*	$(1.9)	$(1.6)	$(2.4)	(20.1)%	$(7.0)	$(7.4)
Capitalized exploration costs***	-	$0.1	$9.2	$(9.2)	$12.9	$27.0

GOGAS
G&A expense	$0.3	$0.1	$-	+$0.3	$0.9	$0.7
Research and development expense	$(0.5)	$0.0	$0.3	+$0.8	$(0.3)	$1.9
Equity in the loss of AMSO, LLC	-	-	$(0.3)	$(0.3)	$(0.2)	$(0.4)
Income (loss) from operations	$0.2	$(0.1)	$(0.6)	+$0.8	$0.4	$(3.1)
Adjusted EBITDA*	$0.2	$(0.1)	$(0.6)	+$0.8	$(0.8)	$(2.7)

Corporate
G&A expense	$2.3	$2.2	$2.1	+10.6%	$9.2	$8.9
Non-cash compensation in G&A	$1.2	$1.1	$1.1	+10.8%	$4.4	$4.5
Loss from operations	$(2.3)	$(2.2)	$(2.1)	+10.6%	$(9.2)	$(8.9)
Adjusted EBITDA*	$(1.1)	$(1.1)	$(1.0)	+10.3%	$(4.8)	$(4.4)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Revenue and cost of revenue were adjusted for a correction in treatment of Gross Receipts Tax that was previously reported as a reduction in electricity revenue, in the amount of $0.7 million in 4Q15 and $2.9 million in the year ended December 31, 2015.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

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Genie Retail Energy

Genie Retail Energy – 4Q16 and Full Year 2016 Results of Operations

Genie Retail Energy’s RCEs increased from the prior quarter’s end to 283,000 at December 31, 2016, while meters served increased to 412,000. The increase was primarily due to the impact of the TSE acquisition in November 2016 which more than offset organic decreases in REC’s and meters at the other brands. At December 31, 2016, TSE accounted for approximately 51,000 electric RCEs and 44,000 electric meters.

RCEs and Meters at End of Quarter (in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Electricity RCEs	218	174	172	175	178
Natural gas RCEs	65	67	67	72	81
Total RCEs	283	241	239	247	259

Electricity meters	296	263	268	267	264
Natural gas meters	116	120	122	126	128
Total meters	412	383	390	393	392

Meters enrolled in offerings with fixed rate characteristics constituted approximately 32% of GRE’s electric load during December, 2016 compared to 15% of GRE’s electric load during September, 2016. The increase resulted from the addition of TSE’s electric meters, a significant portion of which have fixed rate characteristics.

GRE’s average monthly customer churn increased to 6.7% in 4Q16 compared to 6.3% in the year ago quarter, and increased from 6.4% in 3Q16. For the full year 2016, average monthly churn increased to 6.4% compared to 6.3% in 2015.

As in prior quarters, GRE generated all of the Genie Energy’s revenue and gross profit.

GRE’s 4Q16 revenue increased to $51.5 million from $44.6 million in 4Q15 on increased sales of both electricity and natural gas. Electricity revenue increased to $41.0 million in 4Q16 from $37.5 million in 4Q15. Kilowatt hours sold increased substantially on increases in both average consumption per meter and electricity meters served, more than offsetting a decrease in average revenue per kilowatt hour sold.

Gas sales in 4Q16 increased to $10.1 million from $7.3 million in 4Q15 on higher consumption per meter and increased average revenue per therm sold.

Full year 2016 revenue was $212.1 million, a slight decrease from $213.1 million in 2015 as an increase in electricity revenue was narrowly offset by a decrease in gas revenue.

Electricity revenue increased to $179.5 million in 2016 from $170.3 million in 2015. Increases in the electric meter base drove an increase in kilowatt hours sold, which more than offset a decrease in average revenue per kilowatt hour sold.

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Natural gas revenue decreased to $31.0 million in 2016 from $40.8 million in 2015 as both average revenue per therm sold and therms sold declined.

GRE’s gross margin percentage in 4Q16 was 28.3% compared to 34.8% in 4Q15. The gross margin on electricity sales declined from 39.3% in 4Q15 to 27.1% in 4Q16. The average revenue per kilowatt hour sold declined even as the underlying commodity cost increased reflecting intensification of competition in key markets, and an increase in the proportion of customers on plans with fixed rate characteristics. The gross margin on natural gas sales more than doubled from 15.8% to 31.9% over the same period mostly due to an increase in average revenue per therm.

For the full year 2016, GRE’s gross margin percentage increased to 36.3% from 31.3% in 2015. The full year gross margin on electricity sales increased to 37.0% from 33.8%, and the gross margin on gas sales jumped to 30.5% from 22.7%.

GRE’s gross profit in 4Q16 was $14.6 million compared to $15.5 million in 4Q15. Gross profit for the full year 2016 increased to $76.9 million from $66.6 million in 2015.

GRE’s SG&A expense decreased to $11.8 million in 4Q16 from $14.6 million in 4Q15 driven by reductions in employee compensation and customer acquisition costs. Full year 2016 SG&A expense decreased to $50.4 million from $55.6 million in 2015 reflecting a decrease in regulatory and legal expense, reduced employee compensation, and reduced customer acquisition costs. In 2015, SG&A expense included an accrual of $2.7 million for regulatory and legal matters.

GRE’s income from operations increased to $2.7 million in 4Q16 from $894 thousand in the year ago quarter reflecting the reduction in SG&A expense that more than offset the decline in gross profit. Adjusted EBITDA increased to $3.1 million in 4Q16 from $1.0 million in 4Q15. Full year income from operations jumped to $26.5 million in 2016 from $11.1 million in 2015 on increased gross profit and decreased SG&A expense. Full year 2016 Adjusted EBITDA was $27.3 million compared to $11.8 million the year before.

Genie Retail Energy – New York Regulatory Update

In December 2016, the New York State Public Service Commission (NY PSC) issued an order prohibiting retail energy providers from serving customers enrolled in New York’s utility low-income assistance programs (low-income customers) throughout New York State. The December order largely replicated a NY PSC order issued in July of 2016 that was subsequently stayed by a ruling of a New York court on procedural grounds. The REP industry has filed a legal challenge to the NY PSC’s December order. On January 25, 2017, the NY PSC granted an industry request to delay implementation of the order until May 26, 2017 to allow time for judicial review.

The NY PSC has also undertaken a broader examination of the role played by REPs in retail energy markets which may result in additional restrictions on REP operations in New York State. In July 2016, a New York court struck down key provisions of a NY PSC order barring REPs from serving any customer unless their price was equal to or below the incumbent utility provider’s price except where the offering met certain renewable energy requirements.

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Afek

In April 2013, the Israeli Ministry of Energy and Water awarded Genie Energy’s Afek Oil and Gas subsidiary an exclusive, three-year, petroleum exploration license covering 396.5 square kilometers in the southern portion of the Golan Heights in Northern Israel. The license has now been extended through April, 2018.

Afek has completed drilling five exploratory wells in the southern portion of its license area. Analysis of the results confirms the presence of a consistent and substantial resource of early-stage maturated organics, primarily bitumen and heavy oil.

Afek is preparing to drill a sixth exploratory well, Ness 10 which will be the first well located north of the Sheikh-Ali Fault. Reprocessed seismic and other data indicate that the source rock that contained the resource in the southern portion of the license area extends north of the fault, but at significantly greater depths than in the southern portion. The planned drilling at Ness 10 seeks to confirm the presence of organics at the site and to determine whether the geological conditions necessary to convert early-stage maturated organics to light crude are present.

Also in Israel, Genie Energy’s newly formed drilling services subsidiary, Atid Drilling, is proceeding to purchase the rig utilized to drill Afek’s exploratory wells. Atid will be conducting the drilling of Ness 10 following the successful completion of a water well for Mei Golan, the water authority cooperative in northern Israel.

G&A expense at Afek in 4Q16 was $277 thousand compared to $214 thousand in 4Q15. Full year 2016 G&A expense was $1.1 million compared to $811 thousand in 2015.

Exploration expense in 4Q16 was $1.6 million compared to $2.2 million in the year ago quarter reflecting the slower rate of drilling activity. Full year exploration expense was $6.1 million in 2016 compared to $6.6 million in 2015.

Afek’s loss from operations in 4Q16 was $2.0 million compared to a loss from operations of $2.4 million in 4Q15. The year over year improvement primarily reflected the reduction in exploration expense. Adjusted EBITDA in 4Q16 was negative $1.9 million compared to Adjusted EBITDA of negative $2.4 million in 4Q15.

The full year 2016 loss from operations of $48.3 million included a $41.0 million write-off of capitalized exploration costs. The loss from operations in 2015 was $7.5 million. Adjusted EBITDA in 2016 was negative $7.0 million compared to negative $7.4 million in 2015.

During 4Q16, Afek did not capitalize exploration costs. In 4Q15, capitalized exploration costs totaled $9.2 million. For the full year 2016, Afek capitalized $12.9 million in exploration costs compared to $27.0 million in the prior year.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of inactive oil shale projects in Israel’s Shfela Basin, Mongolia and Western Colorado’s Piceance Basin.

The GOGAS segment’s income from operations in 4Q16 was $217 thousand including the reversal of accrued expenses related to the dissolution of the AMSO, LLC oil shale development project compared to a loss from operations of $635 thousand in 4Q15. Income from operations for the full year 2016 was $438 thousand including a $1.3 million gain on the consolidation of AMSO, LLC in 2Q16. The loss from operations in 2015 was $3.1 million.

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Corporate

Genie Energy’s consolidated results include corporate overhead. In 4Q16, corporate G&A expense was $2.3 million including $1.2 million in non-cash compensation. The comparable results for 4Q15 were $2.1 million and $1.1 million respectively. For the full year 2016, corporate G&A expense was $9.2 million including $4.4 million in non-cash compensation. In 2015, corporate G&A expense was $8.9 million including $4.5 million in non-cash compensation.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, March 8, 2017, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international) through March 15, 2017. The replay PIN is: 10099832. An audio file recording of the call - in MP3 format - will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing businesses. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

December 31 (in thousands)	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,192	$38,786
Restricted cash—short-term	10,813	10,894
Certificates of deposit	—	8,850
Trade accounts receivable, net of allowance for doubtful accounts of $171 and $182 at December 31, 2016 and 2015, respectively	36,858	27,222
Inventory	5,989	11,440
Prepaid expenses	4,026	11,328
Other current assets	4,932	6,104
TOTAL CURRENT ASSETS	97,810	114,624
Property and equipment, net	1,617	1,347
Capitalized exploration costs—unproved oil and gas property	—	26,878
Goodwill	8,728	3,663
Other intangibles, net	4,277	150
Restricted cash—long-term	1,047	1,802
Deferred income tax assets, net	1,781	1,642
Other assets	6,553	5,709
TOTAL ASSETS	$121,813	$155,815
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$711	$—
Trade accounts payable	17,274	12,642
Accrued expenses	16,301	19,424
Advances from customers	781	1,055
Income taxes payable	2,426	923
Due to IDT Corporation	141	438
Energy hedging contracts	1,727	2,192
Other current liabilities	1,784	878
TOTAL CURRENT LIABILITIES	41,145	37,552
Revolving credit loan payable	—	2,000
Other liabilities	803	1,566
TOTAL LIABILITIES	41,948	41,118
Commitments and contingencies
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2016 and 2015	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at December 31, 2016 and 2015	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,274 and 23,239 shares issued and 23,073 and 23,041 shares outstanding at December 31, 2016 and 2015, respectively	233	232
Additional paid-in capital	128,243	124,449
Treasury stock, at cost, consisting of 201 and 198 shares of Class B common at December 31, 2016 and 2015, respectively	(1,599)	(1,570)
Accumulated other comprehensive income	1,465	154
Accumulated deficit	(51,567)	(19,647)
Total Genie Energy Ltd. stockholders’ equity	96,534	123,377
Noncontrolling interests:
Noncontrolling interests	(15,002)	(7,013)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(16,669)	(8,680)
TOTAL EQUITY	79,865	114,697
TOTAL LIABILITIES AND EQUITY	$121,813	$155,815

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2016	2015	2014
		(Revised, see below)	(Revised, see below)
REVENUES:
Electricity	$179,467	$170,283	$220,443
Natural gas	31,031	40,757	57,868
Other	1,614	2,016	2,652
Total revenues	212,112	213,056	280,963
Cost of revenues	135,172	146,409	231,586
GROSS PROFIT	76,940	66,647	49,377
OPERATING EXPENSES, (GAINS) AND LOSSES:
Selling, general and administrative (i)	61,569	66,011	61,682
Research and development	(269)	1,985	5,538
Exploration	6,088	6,583	6,971
Write-off of capitalized exploration costs	41,041	—	—
Goodwill impairment	—	—	3,562
Adjustment to estimated contingent payments	—	—	(206)
Other operating loss, net	64	—	—
Gain on consolidation of AMSO, LLC	(1,262)	—	—
Equity in the net loss of AMSO, LLC	222	397	—
Loss from operations	(30,513)	(8,329)	(28,170)
Interest income	332	411	469
Other income (expense), net	207	(193)	389
Loss before income taxes	(29,974)	(8,111)	(27,312)
Provision for income taxes	(2,218)	(525)	(95)
NET LOSS	(32,192)	(8,636)	(27,407)
Net loss attributable to noncontrolling interests	7,667	1,179	921
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD.	(24,525)	(7,457)	(26,486)
Dividends on preferred stock	(1,481)	(1,481)	(1,416)
NET LOSS ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$(26,006)	$(8,938)	$(27,902)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders:	$(1.14)	$(0.40)	$(1.31)

Weighted-average number of shares used in calculation of basic and diluted loss per share	22,804	22,135	21,256

(i) Stock-based compensation included in selling, general and administrative expenses	$4,813	$5,229	$10,758

In the consolidated statement of operations, Pennsylvania gross receipt tax was previously recorded as a reduction to electricity revenue instead of as cost of revenues. Electricity revenues and cost of revenues were adjusted to correct the classification by reflecting additional revenue and cost of revenues in the consolidated statement of operations in the amounts of $2.9 million and $5.9 million in the years ended December 31, 2015 and 2014, respectively.

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in thousands)	2016	2015	2014
OPERATING ACTIVITIES
Net loss	$(32,192)	$(8,636)	$(27,407)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	581	428	132
Goodwill impairment	—	—	3,562
Gain on adjustment to estimated contingent payments	—	—	(206)
Deferred income taxes	(139)	(180)	(622)
Provision for doubtful accounts receivable	8	(29)	310
Stock-based compensation	4,813	5,229	10,758
Loss on disposal of property	25	156	—
Gain from repayment of revolving credit loan payable	(200)	—	—
Write-off of capitalized exploration costs	41,041	—	—
Gain on consolidation of AMSO, LLC	(1,262)	—	—
Equity in the net loss of AMSO, LLC	222	397	—
Change in assets and liabilities, net of effect of acquisition:
Restricted cash	905	(1,062)	3,923
Trade accounts receivable	(6,030)	4,234	11,189
Inventory	5,737	(274)	(7,822)
Prepaid expenses	7,539	(5,615)	(2,306)
Other current assets and other assets	2,863	(2,346)	(2,664)
Trade accounts payable, accrued expenses and other current liabilities	(9,292)	3,689	(5,718)
Advances from customers	(274)	652	(700)
Due to IDT Corporation	(298)	(104)	1
Income taxes payable	1,503	380	(1,532)
Net cash provided by (used in) operating activities	15,550	(3,081)	(19,102)
INVESTING ACTIVITIES
Capital expenditures	(586)	(324)	(1,437)
Investments in capitalized exploration costs – unproved oil and gas property	(12,884)	(26,969)	—
Proceeds from disposal of property	27	—	—
Cash acquired from consolidation of AMSO, LLC	702	—	—
Capital contribution to AMSO, LLC received from Total	3,000	—	—
Capital contributions to AMSO, LLC	(63)	(250)	—
Payment for acquisition, net of cash acquired	(8,700)	—	—
Repayment of notes receivable	50	50	—
Issuance of notes receivable	—	—	(82)
Purchases of certificates of deposit	(2,974)	(8,820)	(4,655)
Proceeds from maturities of certificates of deposit	11,900	4,688	4,334
Net cash used in investing activities	(9,528)	(31,625)	(1,840)
FINANCING ACTIVITIES
Dividends paid	(7,395)	(4,431)	(2,825)
Payment for acquisitions	(227)	(358)	(1,138)
Proceeds from revolving line of credit and loan payable	3,650	2,000	—
Repayment of revolving line of credit and loan payable	(6,690)	—	—
Proceeds from sales of Class B common stock to Howard S. Jonas	—	—	24,552
Proceeds from exercise of stock options	—	174	28
Proceeds from sales of equity of subsidiaries	1,000	2,500	—
Collection of receivables for issuance of equity	—	1,912	—
Payment for option to purchase noncontrolling interests	—	(175)	—
Repurchases of Class B common stock	(29)	(27)	(1,070)
Net cash (used in) provided by financing activities	(9,691)	1,595	19,547
Effect of exchange rate changes on cash and cash equivalents	75	2	(595)
Net decrease in cash and cash equivalents	(3,594)	(33,109)	(1,990)
Cash and cash equivalents at beginning of period	38,786	71,895	73,885
Cash and cash equivalents at end of period	$35,192	$38,786	$71,895
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$19	$10	$3
Cash payments made for income taxes	$745	$49	$2,647
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Subsidiary equity grant reclassified to liability	$1,689	$1,200	$—
Receivables for issuance of equity of subsidiaries	$—	$2,500	$—

11

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Year 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the full year and fourth quarter of 2016, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with (loss) income from operations, add depreciation and amortization, stock-based compensation and the write-off of capitalized exploration costs, and deduct the gain from the consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, (loss) income from operations and net (loss) income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The write-off of capitalized exploration costs, which is a component of (loss) income from operations, is also excluded from the calculation of Adjusted EBITDA. The write-off of capitalized exploration costs is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

The gain from the consolidation of AMSO, LLC, which is a component of (loss) income from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain from the consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is (loss) income from operations for Genie Energy’s reportable segments and net (loss) income for Genie Energy on a consolidated basis.

12

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2016 (4Q16)
Adjusted EBITDA	$322	$3,130	$226	$(1,896)	$(1,138)
Subtract:
Stock-based compensation	1,316	137	2	-	1,177
Depreciation and amortization	287	251	6	30	-
Other operating loss, net	64	-	-	64	-
(Loss) income from operations	(1,345)	$2,742	$218	$(1,990)	$(2,315)
Interest income	75
Other income, net	36
Provision for income taxes	(53)
Net loss	(1,287)
Net loss attributable to noncontrolling interests	469
Net loss attributable to Genie Energy Ltd.	$(818)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2016 (3Q16)
Adjusted EBITDA	$5,197	$8,039	$(131)	$(1,594)	$(1,117)
Subtract:
Stock-based compensation	1,161	88	9	-	1,064
Depreciation	97	58	8	31	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
(Loss) income from operations	(37,102)	$7,893	$(148)	$(42,666)	$(2,181)
Interest income	70
Other income, net	333
Provision for income taxes	(475)
Net loss	(37,174)
Net loss attributable to noncontrolling interests	5,035
Net loss attributable to Genie Energy Ltd.	$(32,139)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2015 (4Q15)
Adjusted EBITDA	$(2,984)	$1,018	$(599)	$(2,371)	$(1,032)
Subtract:
Stock-based compensation	1,155	65	28	-	1,062
Depreciation	103	59	8	36	-
(Loss) income from operations	(4,242)	$894	$(635)	$(2,407)	$(2,094)
Interest income	105
Other expense, net	(83)
Benefit from income taxes	114
Net loss	(4,106)
Net loss attributable to noncontrolling interests	311
Net loss attributable to Genie Energy Ltd.	$(3,795)

13

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2016
Adjusted EBITDA	$14,724	$27,350	$(758)	$(7,043)	$(4,825)
Subtract (Add):
Stock-based compensation	4,813	420	36	-	4,357
Depreciation and amortization	581	427	30	124	-
Write-off of capitalized exploration costs	41,041	-	-	41,041	-
Other operating loss, net	64	-	-	64	-
Gain from consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
(Loss) income from operations	(30,513)	$26,503	$438	$(48,272)	$(9,182)
Interest income	332
Other income, net	207
Provision for income taxes	(2,218)
Net loss	(32,192)
Net loss attributable to noncontrolling interests	7,667
Net loss attributable to Genie Energy Ltd.	$(24,525)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Year Ended December 31, 2015
Adjusted EBITDA	$(2,672)	$11,768	$(2,673)	$(7,354)	$(4,413)
Subtract:
Stock-based compensation	5,229	427	307	-	4,495
Depreciation	428	246	78	104	-
(Loss) income from operations	(8,329)	$11,095	$(3,058)	$(7,458)	$(8,908)
Interest income	411
Other expense, net	(193)
Provision for income taxes	(525)
Net loss	(8,636)
Net loss attributable to noncontrolling interests	1,179
Net loss attributable to Genie Energy Ltd.	$(7,457)

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